Exhibit 10.4

Name of Participant:
Number of Shares of Stock subject to the Stock Option:
Exercise Price Per Share:
Date of Grant:

WATERS CORPORATION

2020 EQUITY INCENTIVE PLAN

GLOBAL STOCK OPTION AWARD AGREEMENT

This agreement (this “Agreement”) including any appendix hereto containing country-specific terms and conditions (each an “Appendix”, and collectively the “Appendices”) evidences a stock option granted by Waters Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms and conditions of the Waters Corporation 2020 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of Option. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant an option (the “Stock Option”) to purchase, pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”), with an exercise price per Share as set forth above, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option is a non-statutory option (that is, an option that is not intended to qualify as an ISO) and was granted to the Participant in connection with the Participant’s Employment.

2. Vesting. The term “vest” as used herein with respect to the Stock Option (or any portion thereof) means to become exercisable and the term “vested” with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option will vest as to twenty percent (20%) of the Shares on each of the first five anniversaries of the Date of Grant, with the number of Shares that vest on any such date being rounded down to the nearest whole Share and the Stock Option becoming vested as to 100% of the Shares on the fifth (5th) anniversary of the Date of Grant, subject, in each case, to the Participant remaining in continuous Employment from the Date of Grant through the applicable vesting date except as described in this Section 2 or Section 4 below.

3. Exercise of the Stock Option.

(a) No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to a permitted transferee, the permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full of the exercise price by cash or check, through a broker-assisted exercise program acceptable to the Administrator, or as otherwise provided in the Plan. The latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”) and, if not exercised by such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate. No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or the Plan, in the event that the Participant’s Employment is terminated due to the Participant’s death, Total and Permanent Disability or Retirement (each as defined below), in each case, the portion of the Stock Option that is then vested will remain exercisable until the Final Exercise Date. For purposes of this Agreement, “Total and Permanent Disability” shall be defined and classified by the Company’s applicable disability benefit plan, as determined by the Administrator. For purposes of this Agreement, “Retirement” means the Participant’s termination of Employment (other than for Cause or at a time when the Participant’s Employment could have been terminated for Cause) (i) at any time after the Participant has reached age sixty (60) with ten (10) years of service to the Company and its Affiliates and (ii) with the intention of concluding his or her working or professional career.

4. Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided for in an employment, severance-benefit or other agreement between the Participant and the Company that is in effect at the time of such termination of Employment, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable for the period described in Section 6(a)(4) of the Plan, subject to Section 3(b) hereof. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or the Plan, in the event that the Participant’s Employment is terminated due to the Participant’s death or Total and Permanent Disability, the portion of the Stock Option that is then outstanding and unvested shall vest in full as of immediately prior to such termination. The Administrator will determine whether any leave or other extended period of absence results in a cessation of the Participant’s Employment for purposes of the Stock Option and this Agreement; it being understood that if the Participant is on a leave or other extended period of absence that has been approved by the Administrator (i) with a duration of six (6) months or less or (ii) during which the Participant’s reemployment rights, if any, are guaranteed by statute or by contract, he or she shall be treated for purposes of the Stock Option and this Agreement as remaining in Employment during such approved leave or other period of absence, unless the Administrator determines otherwise.

5. Company Policies. By accepting the Stock Option, the Participant expressly acknowledges and agrees that the Participant’s rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback, recoupment or similar policy of the Company or any of its Affiliates and any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging.

Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.

6. Nontransferability. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan. Shares issued in respect of the Stock Option may be transferred subject to compliance with applicable law and the terms of any policies of the Company or any of its Affiliates.

7. Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes required to be withheld with respect to the Stock Option. No Shares will be issued pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 7.

8. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

WATERS CORPORATION

By:

Title:

Agreed and Accepted:

By
Participant Name

[Signature Page to Global Stock Option Award Agreement]

APPENDIX A

GENERAL TERMS AND CONDITIONS FOR PARTICIPANTS IN COUNTRIES OUTSIDE THE UNITED STATES

The following terms and conditions apply to Participants who reside and/or work outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix supplement the provisions of the Agreement, unless otherwise indicated herein.

1. Cessation of Employment. For purposes of the Award, the Participant’s employment or other association with the Company and its Affiliates will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or the Plan, the Participant’s right to vest in the Award, if any, will terminate as of such date and the period during which the Participant may exercise the Award after termination will be calculated as of such date. In either case, such date will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). The Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).

2. Tax Consequences. The Participant acknowledges that, regardless of any action taken by the Company and/or, if different, the Affiliate that employs the Participant or for which the Participant otherwise provides services (the “Employer”), with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed legally applicable to the Participant (“Tax-Related Items”) the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or issuance of the Shares, the subsequent sale of the Shares and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure or administer the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations or rights with regard Tax-Related Items. In this regard, the Participant specifically authorizes the methods of withholding enumerated in Section 7 (“Withholding”) of the Agreement.

The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in my jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Participant may need to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. In addition, if the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

3. Nature of Grant. In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)

the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(b)

the Plan is operated and the Award are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights I may have under this Agreement may be raised only against the Company but not any Affiliate of the Company (including, but not limited to, the Employer);

(c)	no Affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to me under this Agreement;

(d)	the Participant is voluntarily participating in the Plan;

(e)

the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)

no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the Award resulting from the termination of the Participant’s employment or other association with the Employer, the Company or any of its Affiliates (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and/or (ii) forfeiture of the Award or recoupment of any Shares, cash or other benefits acquired pursuant to the Award resulting from the application of any recoupment or clawback policy of the Company, as it may be amended from time to time (whether such policy is adopted on or after the date of this Agreement) or any recoupment otherwise required by applicable laws, regulations or stock exchange listing standards;

(g)

unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(h)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty.

4. Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

5. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

6. Foreign Asset/Account, Exchange Control and Tax Reporting. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Participant’s ability acquire or hold the Award or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside the Participant’s country. The applicable laws of the Participant’s country may require that he or she report such Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Participant’s country within a certain time period or according to certain procedures. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.

APPENDIX B

COUNTRY-SPECIFIC TERMS AND CONDITIONS

The additional terms and conditions set forth below are specifically incorporated into the Global Stock Option Agreement (together, the Agreement and the Appendices are referred to herein as the “Agreement”). These terms and conditions govern the Award granted to the Participant under the Plan if the Participant works and/or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which the Participant is currently working, transfer employment to another country after the Award is granted to the Participant, or is considered a citizen or resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

The information in this Appendix is based on the securities, exchange control and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Participant vests in or exercises the Award or sells any Shares acquired under the Plan. Due to the complexities of legal, regulatory and tax issues, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s individual situation.

Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Global Stock Option Grant Agreement.

AUSTRALIA

Securities Law Information. The grant of the Award is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

AUSTRIA

There are no country-specific provisions.

BELGIUM

There are no country-specific provisions.

BRAZIL

Compliance with Law. By accepting the Award, the Participant agrees to comply with all applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting or exercise of Award and the issuance and/or sale of Shares acquired under the Plan or the receipt of dividends.

Labor Law Acknowledgement. By accepting the Award, the Participant understands, acknowledges and agrees that, for all legal purposes (i) the Participant is making an investment decision, and (ii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.

Further, the Participant acknowledges and agrees that, for all legal purposes, (i) any benefits provided to the Participant under the Plan are unrelated to the Participant’s employment or other service; (ii) the Plan is not a part of the terms and conditions of the Participant’s employment or other service; and (iii) the income from the Participant’s participation in the Plan, if any, is not part of the Participant’s remuneration from employment or other service.

CANADA

Award Settled in Stock Only. Notwithstanding any discretion contained in the Plan or the Agreement, any Award granted to a Participant subject to tax in Canada shall be settled in Shares only and any such Award does not provide any right for the Participant to receive a cash payment.

Cessation of Employment. This provision replaces Section 1 (“Cessation of Employment”) section of Appendix A:

In the event of the termination of the Participant’s Employment (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or the Participant’s employment agreement, if any), unless otherwise set forth in this Agreement, the Participant’s right to vest in the Award under the Plan, if any, will terminate effective on the earliest of (i) the date on which the Participant’s Employment is terminated, (ii) the date on which the Participant receives notice of termination, or (iii) the date the Participant no longer actively provides service to the Company or the Employer, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. The Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which the Participant’s right to vest terminates, nor will the Participant be entitled to any compensation for lost vesting. The Company shall have the exclusive discretion to determine when the Participant is no longer employed for purposes of this Agreement (including whether the Participant may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Award under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

Securities Law Notification. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company provided the resale of such Shares takes place outside of Canada and through the facilities of a stock exchange, which should be the case because the Common Stock is currently listed on the New York Stock Exchange.

The following provisions will apply if the Participant is a resident of Quebec:

Language: A French translation of the Plan and the Agreement will be made available to the Participant upon written request. Unless the Participant indicates otherwise, the French translation of the Plan and the Agreement will govern the Participant’s participation in the Plan.

Langue. Une traduction française du Régime et de la Convention sera mise à votre disposition du Participant sur demande écrite. À moins que vous n’indiquiez le contraire, la traduction française du Régime et de la Convention régira votre participation au Régime.

CHINA

The following applies only to Participants who are exclusively citizens of the People’s Republic of China (“PRC”) and who reside in mainland China or Participants who are otherwise subject to the exchange control laws in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

SAFE Approval Requirement. The Participant may not be permitted to vest in and/or exercise the Award unless and until the necessary approvals for the Plan have been obtained from SAFE and remain in place, as determined by the Company in its sole discretion. Further, the Company is under no obligation to vest the Award, permit exercise and/or issue Shares subject to the Award if the Company has not obtained the requisite SAFE approval or if any such SAFE approval subsequently become invalid or ceases to be in effect by the time the Participant vests in the Award.

Forfeiture Upon Termination of Employment. Notwithstanding anything to the contrary in the Agreement of the Plan, to the extent not earlier settled, exercised, forfeited, canceled of otherwise extinguished, the Award shall be forfeited on the date that is six (6) months from the date of termination of Employment (for any reason, including Qualifying Retirement), or on any earlier date after termination of Employment as may be required under SAFE regulations or rules, and thereafter the Participant shall have no entitlement to the underlying Shares.

Mandatory Sale Restriction. If the Participant receives Shares upon vesting of a Restricted Stock Unit (“RSU”) Award, due to exchange control laws and regulations in China, if the Participant is a PRC national, the Participant agrees that all such Shares issued to the Participant at vesting of the RSU will be sold on the Participant’s behalf on the relevant vesting date or as soon as administratively possible thereafter. The Participant will not be entitled to hold any Shares. The Participant’s acceptance of the RSU constitutes the Participant’s instruction and authorization to the Company and/or any brokerage firm determined acceptable to the Company (the “Designated Broker”) to complete the sale of such Shares issued upon vesting of the RSU. The Participant acknowledges that the Company and/or the Designated Broker are under no obligation to arrange for the sale of Shares at any particular price. Upon such sale of Shares, the Participant will receive the sale proceeds, less any Tax-Related Items and broker’s fees or commissions, which will be remitted to the Participant as described below.

In the case of performance-based Restricted Stock Units (“PSUs”), any Shares issued upon settlement must be maintained in an account with a Designated Broker until such Shares are sold through the Designated Broker. The Participant agrees that all shares issued to the Participant upon settlement of the PSUs may be sold on the Participant’s behalf immediately upon the expiration of the 12-month holding period set forth in Section 5 of the Agreement, or earlier, or at any such time as may be determined by the Company, to comply with applicable SAFE regulations.

In any event, if Shares are issued to the Participant upon vesting and settlement of the PSUs and the Participant’s Employment terminates after such Shares are issued to him or her, the Participant understands that any such Shares will have to be sold within six (6) months after his or her termination date, or within such other periods as determined by the Company and in compliance with applicable SAFE regulations. The Participant further agrees that if he or she does not sell these Shares within six (6) months after his or her termination date (or such other period as determined by the Company and in compliance with applicable SAFE regulations), the Company is authorized to instruct its Designated Broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization and without further consent) and the Participant expressly authorizes the Company’s Designated Broker to complete the sale of such Shares. The Participant acknowledges that the Company and/or the Designated Broker are under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Participant will receive the sale proceeds, less any Tax-Related Items and broker’s fees or commissions, which will be remitted to the Participant as described below.

Cashless Exercise Restriction. In the case of Stock Option Awards, notwithstanding any provision of the Agreement to the contrary, due to regulatory requirements in China, the Participant may pay the exercise price only pursuant to the special sale and remittance procedure. Under this procedure (also called a same-day sale exercise), the Participant (or any other person or persons exercising the Stock Option) shall concurrently provide irrevocable instructions (i) to a Designated Broker to effect the immediate sale of all of the purchased Shares so that such Designated Broker can remit to the Company, on the settlement date, sufficient funds out of the resulting sale proceeds to cover the aggregate exercise price payable for all the purchased shares plus all applicable Tax-Related Items, brokers’ fees or commissions and (ii) to the Company to deliver the purchased Shares directly to such Designated Broker on such settlement date. The Participant will not be permitted to acquire and hold Shares upon exercise. The Company reserves the right to provide the Participant with additional methods of exercise depending on the development of local law.

The Participant acknowledges and understands that the Designated Broker is under no obligation to arrange for the sale of the Shares at any particular price. The Participant further acknowledges that there may be a delay between the date the Shares are sold and the date the cash proceeds are distributed to the Participant. The payment of any cash proceeds in connection with the Plan will be subject to the repatriation requirements described below.

Exchange Control Restrictions. By accepting the Award, the Participant understands and agrees that, due to exchange control laws in China, the Participant will be required to immediately repatriate all proceeds from the Participant’s participation in the Plan, including any cash proceeds paid in settlement of the Award or proceeds from the sale of Shares issued upon vesting, exercise or settlement of the Award to China. The Participant further understands that, under local law, such repatriation of the cash proceeds will need to be effected through a special exchange control account established by the Company, the Employer, or another Affiliate in China, and the Participant hereby consents and agrees that the proceeds resulting from the Participant’s participation in the Plan may be transferred to such special account prior to being delivered to the Participant. Proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that the Participant may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, the Participant acknowledges that the Company, the Employer or any other Affiliate in China are under no obligation to secure any currency conversion rate, and may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant acknowledges and agrees that the Participant bears the risk of any fluctuation in the U.S. dollar exchange rate between the dates that the Participant’s Award is vested, exercised or settled, the proceeds are delivered to the special exchange control account and the date of conversion of the proceeds to local currency.

The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Company, the Employer, and any of its other Affiliates shall not be liable for any costs, fees, lost interest or dividends or other losses that the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix B or otherwise from the Company’s operation and enforcement of the Plan, the Agreement, and this Award in accordance with any applicable laws, rules, regulations and requirements.

CZECH REPUBLIC

There are no country-specific provisions.

DENMARK

Stock Option Act. The Participant acknowledges receipt of the Employer Statement in Danish, attached hereto, which sets forth additional terms of the Award to the extent that the Danish Stock Options Act applies.

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships, as amended with effect from January 1, 2019 (the “Stock Option Act”), the Participant is entitled to receive the following information regarding the Restricted Stock Unit Award (the “Award”) granted to the Participant by Waters Corporation (the “Company”) under the Waters Corporation 2020 Equity Incentive Plan (the “Plan”) in a separate written statement (the ”Employer Statement”).

This Employer Statement contains information applicable to the Participant’s participation in the Plan, as required under the Stock Option Act, while the other terms and conditions of the Participant’s Award are described in detail in the Plan and the Global Stock Option Grant Agreement (the “Agreement”), both of which have been made available to the Participant. Capitalized terms used but not defined herein shall have the same meanings given to them in the Plan or the Agreement, as applicable.

1.  Date of Grant

The Date of Grant of the Participant’s Award is the date that the Compensation Committee approved a grant for the Participant and determined it would be effective, which is set forth in the Agreement.

SÆRLIG MEDDELELSE TIL MEDARBEJDERE I DANMARK

ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold som ændret med virkning fra 1. januar 2019 (“Aktieoptionsloven”) er Deltageren berettiget til i en særskilt skriftlig erklæring (“Erklæringen”) at modtage følgende oplysninger om de Betingede Aktier, som Deltageren har fået tildelt (“Tildelingen”) af Waters Corporation (“Selskabet”) i henhold til Water Corporations 2020 Equity Incentive Plan (“Ordningen”).

Denne arbejdsgivererklæring indeholder oplysninger, der gælder for deltagerens deltagelse i ordningen, som krævet i henhold til aktieoptionsloven, mens de øvrige vilkår og betingelser for deltagerens tildeling er beskrevet i detaljer i ordningen og den globale aktieoptionstildelingsaftale (“aftalen”), som begge er stillet til rådighed for deltageren. Termer med stort begyndelsesbogstav, der bruges, men ikke er defineret heri, skal have samme betydning, som de har i Planen eller Aftalen, alt efter hvad der er relevant.

1.  Tildelingsdato

Tildelingsdatoen er den dato, hvor Vederlagsudvalget godkendte Tildelingen og besluttede, at den skulle træde i kraft. Datoen fremgår af Aftalen.

2.  Terms or conditions for grant of an Award

The grant of an Award under the Plan is made at the sole discretion of the Company. Employees of the Company and its Affiliates are eligible to receive grants under the Plan. The Compensation Committee has broad discretion to determine who will receive an Award and to set the terms and conditions of the Award. The Company may decide, in its sole discretion, not to grant an Award to the Participant in the future. Under the terms of the Plan and the Agreement, the Participant has no entitlement or claim to receive future grants of Awards.

3.  Vesting conditions

One-fifth (1/5) of the Award will vest on each of the first five (5) anniversaries of the Date of Grant, with the number of NQs that vest on any such date being rounded down to the nearest whole NQ and the Award becoming vested as to one hundred percent (100%) of the NQs on the fifth (5th) anniversary of the Date of Grant subject to the Participant remaining in continuous Employment from the Date of Grant through the applicable vesting date except as described in Section 5 below.

4.  Exercise price

The exercise price is payable in connection with the Grant and the issuance of Shares to the Participant.

5.  The Participant’s rights upon termination of employment

The treatment of the Award upon termination of employment will be determined in accordance with the termination provisions of the Agreement, which are summarized immediately below. In the event of a conflict between the terms of the Agreement and the summary below, the terms set forth in the Agreement will govern the treatment of the Award.

2.  Vilkår og betingelser for Tildelingen

Tildelinger i henhold til Ordningen foretages efter Selskabets eget skøn. Medarbejdere i Selskabet og dets Tilknyttede Selskaber er berettigede til at modtage tildelinger i henhold til Ordningen. Vederlagsudvalget har vide beføjelser til at bestemme, hvem der skal modtage en Tildeling og på hvilke vilkår og betingelser. Selskabet kan frit vælge fremover ikke at foretage nogen Tildeling til Deltageren. Deltageren har ingen ret til eller krav på fremover at modtage Tildelinger, hverken i henhold til Ordningen eller Aftalen.

3.  Modningsbetingelser

En femtedel (1/5) af Tildelingen modnes på hver af de første fem (5) årsdage for Tildelingsdatoen, idet antallet af NQ’er, der modnes på denne dato, rundes ned til nærmeste hele NQ, og således at Tildelingen modnes med et hundrede procent (100%) af NQ’erne på den femte (5.) årsdag for Tildelingsdatoen, forudsat at Deltageren har været i Ansættelsesforholdet uafbrudt fra Tildelingsdatoen indtil modningsdatoen bortset fra som beskrevet i pkt. 5 nedenfor.

4.  Udnyttelseskurs

Udnyttelseskursen skal betales i forbindelse med Tildelingen og udstedelsen af Aktier til Deltageren.

5.  Deltagerens retsstilling i forbindelse med fratræden

I tilfælde af din fratræden behandles Tildelingen i overensstemmelse med ophørsbestemmelserne i Aftalen, der er sammenfattet nedenfor. I tilfælde af uoverensstemmelser mellem vilkårene i Aftalen og sammenfatningen nedenfor, er det vilkårene i Aftalen, der afgør, hvad der sker med Tildelingen.

Upon termination of the Participant’s Employment, any portion of the Award that has yet to vest will be immediately forfeited for no consideration. However, the Participant will retain any portion of the Award that has vested as of the date that the Participant’s Employment terminates.

In the event the Participant’s Employment terminates due to his or her death, any RSUs that are then outstanding and unvested shall vest in full as of immediately prior to such termination.

6.  Financial aspects of participating in the Plan

The grant of the Award has no immediate financial consequences for the Participant. The value of the Award is not taken into account when calculating, including but not limited to, any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

Shares are financial instruments and investing in shares will always have financial risk. The future value of the Company’s Shares is unknown and cannot be predicted with certainty.

Waters Corporation

34 Maple Street

Milford, MA 01757

United States of America

Ved ophøret af Deltagerens Ansættelsesforhold bortfalder den del af Tildelingen, der endnu ikke er modnet, med øjeblikkelig virkning og uden kompensation. Deltageren beholder dog den del af Tildelingen, der allerede er modnet på datoen for Ansættelsesforholdets ophør.

Såfremt Ansættelsesforholdet ophører, fordi Medarbejderen afgår ved døden, modnes eventuelle udestående RSU’er, der endnu ikke er modnet, fuldt ud med virkning umiddelbart forud for ophørsdatoen.

6.  Økonomiske aspekter ved at deltage i Ordningen

Tildelingen har ingen umiddelbare økonomiske konsekvenser for Deltageren. Værdien af Tildelingen indgår ikke i beregningen af f.eks. fratrædelsesgodtgørelser, bonusbetalinger, loyalitetsbetalinger, pensionsydelser, sociale ydelser eller andre lignende betalinger i forbindelse med fratrædelse eller afskedigelse.

Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Den fremtidige værdi af Selskabets Aktier kendes ikke og kan ikke forudsiges med sikkerhed.

Waters Corporation

34 Maple Street

Milford, MA 01757

United States of America

FRANCE

Consent to Receive Information in English. By accepting the Award, the Participant confirms having read and understood this Appendix, the Agreement and the Plan, including all terms and conditions included therein, which were provided in the English language and the Participant accepts the terms of these documents accordingly.

Consentement relatif à la réception d’informations en langue anglaise. En acceptant l’Attribution, le Participant confirme avoir lu et compris la présente Annexe, le Contrat et le Plan, y compris tous leurs termes et conditions, qui ont été transmis en langue anglaise et le Participant accepte les termes et conditions de ces documents en connaissance de cause.

Award Not French-qualified. The Awards granted under this Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6, Sections L.225-177 to L. 225-186 and Sections L.22-10-56 to L. 22-10-60 of the French Commercial Code, as amended.

GERMANY

There are no country-specific provisions.

HONG KONG

Securities Law Notice. Warning: The Participant is advised to exercise caution in relation to the offer. The Award and any Shares to be issued pursuant to the Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The Agreement and the incidental communication materials are intended only for the personal use of each eligible employee and not for distribution to any other persons. If the Participant has any doubt about any of the contents of the Agreement or the Plan, the Participant should obtain independent professional advice.

Award Settled in Shares Only. Notwithstanding any discretion contained in the Plan or the Agreement, any Award granted to a Participant in Hong Kong shall be settled in Shares only and any such Award does not provide any right for the Participant to receive a cash payment.

Sale of Shares. In the event the Participant’s Award vests or is exercised and Shares are issued to the Participant within six months of the Date of Grant, the Participant agrees that the Participant will not dispose of such Shares prior to the six-month anniversary of the Date of Grant.

HUNGARY

There are no country-specific provisions.

INDIA

There are no country-specific provisions.

IRELAND

There are no country-specific provisions.

ISRAEL

Sale Restriction. The Participant understands and agrees, at the Company’s discretion and instruction, any or all of the Shares issued upon vesting may be immediately sold upon vesting for tax compliance purposes. If Shares are not immediately sold upon vesting, the Participant understands and agrees that any Shares acquired upon the vesting and settlement of RSUs will be immediately sold upon the Participant’s termination of employment (regardless of reason for termination) The Participant agrees that the Company is authorized to instruct the designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes the designated broker to complete the sale of such Shares. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that the designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between the vesting date and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to the Participant may be more or less than the market value of the Shares on the vesting date (which is the amount relevant to determining the Participant’s Tax-Related Items liability). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or any applicable exchange rate. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any applicable Tax-Related Items, brokerage fees or commissions) to the Participant.

Securities Law Information. The grant of the RSUs does not constitute a public offering under the Securities Law, 1968.

ITALY

Plan Document Acknowledgement. By accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, including this Appendix. The Participant further acknowledges that the Participant has reviewed each of these documents in their entirety and that the Participant fully understands and accepts all provisions of such documents.

Specifically, the Participant acknowledges having read and expressly approves Section 2 (“Vesting”), Section 3 (“Cessation of Employment”) and Section 7 (“Withholding”) of the Agreement; Section 1 (“Cessation of Employment”), Section 2 (“Tax Consequences”), Section 3 (“Nature of Grant”), and Section 6 (“Language”) of Appendix A.

JAPAN

There are no country-specific provisions.

KOREA

There are no country-specific provisions.

MALAYSIA

There are no country-specific provisions.

MEXICO

Labor Law Acknowledgement. By accepting the Award, the Participant acknowledges that the Participant understands and agrees that: (i) the Award is not related to the Participant’s salary or any other contractual benefits provided to the Participant by the Company or the Participant’s Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

Policy Statement. By accepting the Award, the Participant acknowledges that the Participant understands and agrees that the grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Participant.

The Company, with registered offices at 34 Maple Street, Milford, MA 01757, U.S.A., is solely responsible for the administration of the Plan. The Participant’s participation in the Plan, acquisition of the Award or acquisition of Shares as a result of the vesting or exercise of such Award does not in any way establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and Waters SA de CV is the Participant’s sole employer, nor does it establish any rights between the Participant and the Participant’s Employer.

Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Employer, the Company or any other Affiliate for any compensation or damages as a result of participation in the Plan, and the Participant therefore grants a full and broad release to the Employer, the Company and any other Affiliate with respect to any claim that may arise.

Plan Document Acknowledgement. By accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan, have reviewed the Plan and the Agreement, including this Appendix, in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

In addition, by executing the Agreement, the Participant further acknowledges that the Participant has read and specifically and expressly approves the terms and conditions in Section 3 (“Nature of Grant”) of Appendix A and acknowledges: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any other Affiliate is responsible for any decrease in the value of the underlying Shares.

Spanish Translation

Reconocimiento de la Ley Laboral. Al aceptar el Premio, el Participante reconoce que entiende y acepta que: (i) el Premio no se encuentra relacionado con el salario del Participante o cualquier otra prestación contractual proporcionada al Participante por la Compañía o el Patrón del Participante; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento a los términos y condiciones de la relación de trabajo del Participante.

Declaración de la Política. Al aceptar el Premio, el Participante reconoce que entiende y está de acuerdo que el otorgamiento que la Compañía realiza bajo el Plan es unilateral y discrecional y por lo tanto, la Compañía se reserva el absoluto derecho de modificar o descontinuar el mismo en cualquier tiempo sin ninguna responsabilidad hacia el Participante.

La Compañía, con oficinas registradas en 34 Maple Street, Milford, MA 01757, U.S.A., es el único responsable para la administración del Plan. La participación del Participante en el Plan, la adquisición del Premio o la adquisición de Acciones como resultado de la maduración (“vesting”) o del ejercicio (“exercise”) de dicho Premio no establece de ninguna forma una relación de trabajo entre el Participante y la Compañía, ya que el Participante está participando en el Plan sobre una base estrictamente comercial y el único patrón del Participante es Waters SA de CV, así como tampoco genera derechos entre el Participante y su Patrón.

Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho de traer una reclamación en contra de su Patrón, la Compañía o cualquier otra Afiliada por cualquier compensación o daños como resultado de su participación en el Plan, y, por lo tanto, el Participante otorga el finiquito más amplio que en derecho proceda a su Patrón, la Compañía y cualquier otra Afiliada con respecto a cualquier demanda o reclamación que pudiera surgir.

Reconocimiento del Plan. Al aceptar el Premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el mismo y el Convenio, incluyendo este Apéndice, en su totalidad, y que entiende completamente y acepta de todas las disposiciones contenidas en el Plan y el Convenio, incluyendo este Apéndice.

Adicionalmente, al firmar el Convenio, el Participante reconoce que ha leído y aprueba específica y expresamente de los términos y condiciones de la Sección 3 (“Naturaleza del Otorgamiento”) del Apéndice A y que reconoce que: (i) su participación en el Plan no constituye un derecho adquirido; (ii) el Plan y su participación en el mismo es ofrecido por la Compañía de manera estrictamente discrecional; (iii) su participación en el Plan es voluntaria; y (iv) la Compañía, el Patrón y cualquier otra Afiliada no son responsables por cualquier disminución en el valor de las Acciones subyacentes el Premio.

Securities Law Information. The Award and any Shares acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Award may not be publicly distributed in Mexico. These materials are addressed to the Participant because of the Participant’s existing relationship with the Company or one of the Companies subsidiaries or affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or one of its subsidiaries or affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no country-specific provisions.

POLAND

There are no country-specific provisions.

PUERTO RICO

There are no country-specific provisions.

ROMANIA

There are no country-specific provisions.

SINGAPORE

Securities Law Notice. The grant of the Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Participant should note that the RSUs are subject to section 257 of the SFA and the Participant should not make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer is made (a) after six months from the Date of Grant or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

SPAIN

Nature of Grant. This provision supplements Section 3 (“Nature of Grant”) of Appendix A:

By accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands and agrees that, as a condition of the grant of the Award, except as provided for under Section 1 (“Cessation of Employment”) of this Agreement and the Plan, the termination of the Participant’s Employment for any reason (including for the reasons listed below) will automatically result in the loss of the Award that may have been granted to the Participant and that have not vested on the date of termination.

In particular, the Participant understands and agrees that, except in the case of the Participant’s death, any unvested Award as of the Participant’s termination date will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, “despido improcedente,” material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Award under the Plan to individuals who may be employees of the Company, the Employer, or any other Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not economically or otherwise bind the Company, the Employer, or any other Affiliate over and above the specific terms set forth in this Agreement, (ii) the Award and the Shares issued at vesting or exercise shall not become a part of any employment or service contract (either with the Company, the Employer, or any other Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever and (iii) unless otherwise provided for in the Agreement, the Award will cease vesting upon the Participant’s termination In addition, the Participant understands that the grant of the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to the Participant of the Award shall be null and void.

Securities Law Information. The Award and the Shares described in this Agreement do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWEDEN

Tax Obligations. The following provision supplements Section 7 (“Withholding”) of the Agreement as supplemented by Section 2 (“Tax Consequences”) of Appendix A:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in the tax withholding provisions of Section 7 (“Withholding”) of the Agreement and Section 2 (“Tax Consequences”) of Appendix A, in accepting the Award, the Participant authorizes the Company and/or the Employer to sell or withhold Shares otherwise deliverable to the Participant upon vesting or exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Securities Law Information. Neither this Agreement nor any other materials relating to the offer of Award (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Affiliates or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

TAIWAN

There are no country-specific provisions.

UNITED ARAB EMIRATES

Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out therein, and has no responsibility for such documents.

UNITED KINGDOM

Responsibility for Taxes. The following provision supplements Section 7 (“Withholding”) of the Agreement as supplemented by Section 2 (“Tax Consequences”) of Appendix A:

Without limitation to Section 7 (“Withholding”) of the Agreement and Section 2 (“Tax Consequences”) of Appendix A, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax or relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax or relevant authority).